UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2018 (August 8, 2018)

THE DUN & BRADSTREET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15967	22-3725387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

103 JFK Parkway, Short Hills, NJ	07078
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 921-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Page
Item 1.01 Entry into a Material Definitive Agreement	1
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	3
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year	3
Item 7.01: Regulation FD Disclosure	4
SIGNATURES
EX-2.1: Agreement and Plan of Merger, dated as of August 8, 2018, by and among The Dun & Bradstreet Corporation, Star Parent, L.P. and Star Merger Sub, Inc.
EX-3.1: Second Amended and Restated By-Laws of the Company
EX-10.1: Offer Letter of Employment with Mr. Thomas J. Manning, dated August 8, 2018
EX-99.1: Press Release of the Company, dated August 8, 2018
EX-99.2: Employee Letter, dated August 8, 2018

Item 1.01.	Entry into a Material Definitive Agreement.

On August 8, 2018, The Dun & Bradstreet Corporation (the “Company” or “we”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Star Parent, L.P., a Delaware limited partnership (“Parent”), and Star Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent. The board of directors of the Company (the “Board”) has unanimously approved the Merger Agreement.

The Merger

Pursuant to the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares owned by Parent, Merger Sub, the Company or any other direct or indirect wholly owned subsidiary of Parent or the Company, including treasury shares and (ii) shares that are owned by dissenting stockholders who are entitled to, and who have timely perfected and not withdrawn a demand for (or lost their right to), appraisal rights pursuant to Section 262 of the Delaware General Corporation Law), will be converted into the right to receive cash in an amount equal to $145.00 per share, without interest and subject to applicable withholding (the “Per Share Merger Consideration”).

Pursuant to the Merger Agreement, (i) each outstanding Company stock option will immediately vest and be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the total number of shares of Common Stock subject to each Company stock option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the per share exercise price under such Company stock option and (ii) each outstanding Company restricted stock unit will be cancelled and converted in accordance with the terms of the Company’s stock incentive plan into the right to receive an amount in cash equal to the product of (x) the number of shares of Common Stock subject to such Company stock unit multiplied by (y) the Per Share Merger Consideration.

Consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the approval of the Merger by the affirmative vote of holders of a majority of the outstanding shares of the Common Stock entitled to vote at a stockholders meeting, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the approval of the UK Financial Conduct Authority and (iv) other customary closing conditions, including (a) the absence of any law or order prohibiting the Merger or the other transactions contemplated by the Merger Agreement, (b) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers) and (c) each party’s performance of its obligations and covenants contained in the Merger Agreement.

The Merger Agreement contains representations, warranties and covenants of the parties customary for a transaction of this type, including, among other things, covenants not to solicit alternative transactions or to provide information or enter into discussions in connection with alternative transactions, subject to certain exceptions described below and to allow the Board to exercise its fiduciary duties.

During the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. New York time on September 22, 2018 (the “Go-Shop Period”), the Company and its representatives may initiate, solicit, encourage and facilitate any alternative acquisition proposal from third parties, participate in discussions and negotiations regarding any acquisition proposal and provide nonpublic information to any persons related to any acquisition proposal (pursuant to a confidentiality agreement with each such person which complies with the terms of the Merger Agreement). Following expiration of the Go-Shop Period and until the earlier of the effective time of the Merger and the termination of the Merger Agreement in accordance with its terms, the Company will be subject to customary “no-shop” restrictions on its ability to solicit, initiate, encourage or facilitate any competing acquisition proposals from third parties, participate in discussions or negotiations with such third parties regarding such competing acquisition proposals or provide nonpublic information to such third parties, except that, until October 7, 2018, the Company may continue solicitation of, or discussions or negotiations with, third parties engaged by the Company during the Go-Shop Period from whom a written acquisition proposal was received during the Go-Shop Period that the Board determines in good faith, after consultation with outside counsel and its financial advisors, constitutes or is reasonably likely to result in a Superior Proposal (as defined in the Merger Agreement) (each such third party, an “Excluded Party”).

The Merger Agreement contains certain termination rights for both the Company and Parent, including, among others, if the transactions contemplated by the Merger Agreement are not consummated on or before May 8, 2019 (the “Termination Date”), if the Company terminates the Merger Agreement in compliance with its terms in order to accept a superior proposal or if approval by the Company’s stockholders is not obtained following a vote of stockholders taken thereon. In addition, the Merger Agreement includes the following termination rights and termination fees or expense reimbursements:

•

if the Merger Agreement is terminated by either Parent or the Company in connection with the Company’s entry into a definitive agreement with an Excluded Party with respect to a Superior Proposal prior to the 15th day after expiration of the Go-Shop Period, then the Company will be required to pay Parent a termination fee equal to $81.4 million;

•

if the Merger Agreement is terminated (i) by Parent because the Board changes its recommendation with respect to the Merger, or the Company materially breaches certain of its covenants under the Merger Agreement relating to the no-shop restrictions; or (ii) by the Company in connection with the Company’s entry into a definitive agreement with respect to a Superior Proposal with any person other than an Excluded Person after the Go-Shop Period, or with an Excluded Person after the Cut-Off Time, then the Company will be required to pay Parent a termination fee equal to $203.6 million;

•

if the Merger Agreement is terminated by the Company (i) because Parent or Merger Sub have breached their respective representations, warranties, covenants or other agreements in the Merger Agreement in certain circumstances and have failed to cure such breach within a certain period or (ii) because Parent has failed to consummate the Merger pursuant to the Merger Agreement notwithstanding the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to do so and certain notice of such failure from the Company to Parent, then Parent will be required to pay the Company a termination fee equal to $380.1 million;

•

if the Merger Agreement is terminated in certain circumstances related to the failure to receive certain regulatory approvals, then Parent will be required to pay the Company a termination fee equal to $380.1 million; and

•	if the Merger Agreement is terminated by Parent or the Company following a no vote by the Company’s stockholders, the Company has agreed to reimburse Parent’s expenses up to $25 million.

The Parent and its equity financing sources have provided the Company with limited guarantees in favor of the Company guaranteeing the payment of Parent’s reverse termination fee if such amount becomes payable under the Merger Agreement.

The representations, warranties and covenants of each of the Company, Parent and Merger Sub contained in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Merger Agreement, (ii) have been qualified by confidential disclosures made by the parties in connection with the Merger Agreement, (iii) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the Merger Agreement is included with filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the parties or their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as

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characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the public disclosures by the parties or their subsidiaries. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties that is or will be contained in, or incorporated by reference into, the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents that the parties file with the SEC.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1 and incorporated herein by reference.

Debt and Equity Commitments

Parent has obtained common equity, preferred equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the aggregate net proceeds of which, together with available cash of the Company and its subsidiaries and Parent and Merger Sub, will be sufficient to consummate the transactions contemplated by the Merger Agreement, including for Parent to pay the aggregate merger consideration, to repay existing indebtedness of the Company and to pay all related fees and expenses.

Parent has received equity financing commitments in an aggregate amount of up to $1,943 million, subject to the terms and conditions set forth in equity commitment letters, each dated as of the date of the Merger Agreement.

In addition, Parent has received preferred equity financing commitments in an aggregate amount of up to $1,050 million for the transaction, on the terms and subject to the conditions set forth in the preferred equity commitment letter, dated as of the date of the Merger Agreement. The obligations of the preferred equity sources to purchase preferred equity are subject to a number of customary conditions.

Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Royal Bank of Canada (the “Lenders”) have committed to provide debt financing for the transaction, consisting of a $400 million senior secured revolving credit facility, a $3.13 billion senior secured term loan facility, a $200 million senior secured 364-day bridge loan facility and a $850 million senior unsecured bridge loan facility, each on the terms and subject to the conditions set forth in a debt commitment letter dated as of the date of the Merger Agreement. The obligations of the Lenders to provide the debt financing are subject to a number of customary conditions.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 8, 2018, the Board appointed Thomas J. Manning, who has served as the interim Chief Executive Officer since February 12, 2018, as the Company’s Chief Executive Officer, effective as of the signing of the Merger Agreement. Biographical and other information regarding Mr. Manning is set forth in the Company’s Proxy Statement in respect of its 2018 Annual Meeting, filed with the SEC on March 27, 2018.

In connection with his appointment, on August 8, 2018, the Compensation & Benefits Committee of the Board approved the material terms of Mr. Manning’s compensation arrangement as Chief Executive Officer of (i) a monthly base salary of $100,000, (ii) a special cash incentive bonus of $800,000 payable no later than 60 days after the consummation of the transactions contemplated by the Merger Agreement, assuming continued service with the Company on date of the Merger, (iii) reimbursement for work site commuting and living arrangements in the Short Hills, New Jersey area, and a per diem for meals and miscellaneous expenses and (iv) tax assistance (for taxable items other than salary and equity) and tax preparation assistance through Deloitte Tax LLP while Mr. Manning serves as Chief Executive Officer of the Company through the consummation of the transactions contemplated by the Merger Agreement. Mr. Manning is eligible to participate in those benefits programs available to executives of the Company generally.

The foregoing summary of Mr. Manning’s compensation generally is not complete and is qualified in its entirety by the Offer Letter of Employment of Mr. Thomas J. Manning, dated August 8, 2018, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 8, 2018, the Board determined that it was in the best interest of the Company and its stockholders to amend and restate the Company’s Amended and Restated By-Laws (the “By-Laws”) in order to add a new Article X thereto (the “By-Law Amendment”).

The By-Law Amendment, which was effective upon adoption by the Board, provides that unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, including any claim alleging aiding and abetting of such breach of a fiduciary duty, (iii) any action or proceeding against the Company or any current or former director, officer or other employee of the Company asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Company’s Certificate of Incorporation or the By-Laws, (iv) any action or proceeding asserting a claim related to or involving the Company that is governed by the internal affairs doctrine or (v) any action or proceeding asserting an

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“internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to such court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity owning, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of the By-Law Amendment.

The By-Laws, as amended, are filed as Exhibit 3.1 to this report and are incorporated by reference herein. The foregoing summary of the By-Law Amendment is qualified in its entirety by reference to the full text of the By-Laws, as amended.

Item 7.01 Regulation FD Disclosure

On August 8, 2018, the Company issued a press release announcing the entry into the Merger Agreement. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 7.01 by reference herein. Also on August 8, 2018, the Company issued a letter to its employees. A copy of the letter is filed as an exhibit to this report is attached hereto as Exhibit 99.2 and is incorporated in this Item 7.01 by reference herein.

This information that is furnished shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information and exhibits in this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Additional Information and Where to Find It

The Company will file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement in connection with the proposed Merger. We urge investors and security holders to read the proxy statement when it becomes available because it will contain important information regarding the proposed Merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement (when it is available) and other documents filed by the Company with the SEC relating to the proposed Merger for free by accessing the Company’s website at www.dnb.com by clicking on the link for “Investor Relations”, then clicking on the link for “Financial Information” and selecting “Annual Reports and Proxies.”

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the proposed Merger will be included in the proxy statement when it is filed with the SEC. You may find additional information about the Company’s directors and executive officers in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on March 27, 2018. You can obtain free copies of these documents from the Company using the contact information above.

Cautions Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “outlook,” “plan,” “project,” “potential,” “should,” “would,” “will,” and other similar words or expressions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and

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unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed transactions include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure of the parties to satisfy conditions to completion of the proposed merger, including the failure of the Company’s stockholders to approve the proposed merger or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; reliance on third parties to support critical components of the Company’s business model; the Company’s ability to protect its information technology infrastructure against cyber attacks and unauthorized access; risks associated with potential violations of the Foreign Corrupt Practices Act and similar laws; customer demand for the Company’s products; risks associated with recent changes in the Company’s executive management team and Board of Directors; the integrity and security of the Company’s global databases and data centers; the Company’s ability to maintain the integrity of its brand and reputation; the Company’s ability to renew large contracts and the related revenue recognition and timing thereof; the impact of macroeconomic challenges on the Company’s customers and vendors; future laws or regulations with respect to the collection, compilation, storage, use, cross-border transfer, publication and/or sale of information and adverse publicity or litigation concerning the commercial use of such information; the Company’s ability to acquire and successfully integrate other businesses, products and technologies; adherence by third-party members of Dun & Bradstreet Worldwide Network, or other third parties who license and sell under the Dun & Bradstreet name, to the Company’s quality standards and to the renewal of their agreements with Dun & Bradstreet; the effects of foreign and evolving economies, exchange rate fluctuations, legislative or regulatory requirements and the implementation or modification of fees or taxes to collect, compile, store, use, transfer cross-border, publish and/or sell data; the impact of the announcement of, or failure to complete, the proposed merger on our relationships with employees, customers, suppliers, vendors and other business partners; and potential or actual litigation. In addition, these statements involve risks, uncertainties, and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished with the SEC.

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed with this report.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of August 8, 2018, by and among The Dun & Bradstreet Corporation, Star Parent, L.P. and Star Merger Sub, Inc.

3.1	Second Amended and Restated By-Laws of the Company, as amended on August 8, 2018

10.1	Offer Letter of Employment with Mr. Thomas J. Manning, dated August 8, 2018

99.1	Press Release of the Company, dated August 8, 2018

99.2	Employee Letter, dated August 8, 2018

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of August 8, 2018, by and among The Dun & Bradstreet Corporation, Star Parent, L.P. and Star Merger Sub, Inc.

3.1	Amended and Restated By-Laws of the Company, as amended on August 8, 2018

10.1	Offer Letter of Employment with Mr. Thomas J. Manning, dated August 8, 2018

99.1	Press Release of the Company, dated August 8, 2018

99.2	Employee Letter, dated August 8, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Dun & Bradstreet Corporation
(Registrant)

Date: August 8, 2018	/s/ Richard S. Mattessich
Richard S. Mattessich Vice President, Associate General Counsel and Chief Compliance Officer